Exhibit 10.16


                            OFFER TO PURCHASE SHARES


         TO:  The Board of Directors of Silver Key Mining Company, Inc.

         The undersigned offers to purchase 474,797 shares of the Common Stock of Silver Key Mining Company, Inc. (the "Corporation") for an aggregate purchase price of $474.80, payable in cash at the time of the issuance and deliver of the Shares.

         Deluxe Investment Company ("Deluxe") understands that the Shares have not been registered under the Securities Act of 1933 or certain State Blue Sky Laws, and that the Shares must be held indefinitely unless subsequently registered thereunder or unless an exemption from such registration is available. Deluxe represents and warrants that it is an Accredited Investor as defined in the Rules and Regulations promulgated under the Securities Act of 1933. Deluxe understands that the share certificate for the Shares will be imprinted with a legend which prohibits the transfer of the Shares unless they are registered or such registration is not required in the opinion of counsel for the Corporation.

         Deluxe is purchasing the Shares for its own account for investment purposes only, and not with a view to, or for the sale in connection with any distribution thereof. Deluxe does not have any present intention of selling or otherwise transferring the Shares or any interests thereof.

         Deluxe also acknowledges that the Corporation has made available certain information, including the Corporation's books, records and financial information, and has provided it the opportunity to ask questions of, and receive answers from, the Corporation, or any person acting on the Corporation's behalf concerning the Corporation.

                                               Deluxe Investment Company

         Dated:  October 16, 2002              By:/s/ Ian Markofsky
                                                  ------------------------------
                                                    Ian Markofsky, President